Exhibit 107.1

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Virpax Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of securities to be registered	Fee Calculation Rule	Amount to be registered(1)		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Fee Rate	Amount of registration fee(2)
Equity	Common stock, $0.00001 par value per share	Rule 457(c) and Rule 457(h)	46,853	(3)	$4.16	$194,908	0.0001476	$28.77
	Total Offering Amounts					$194,908	0.0001476	$28.77
	Total Fee Offsets(4)							—
	Net Fee Due							$28.77

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2022 Equity Incentive Plan (the “2022 Plan”) in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.

(2)

Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high ($4.2394) and low ($4.07) sales price of the Registrant’s common stock as reported on the NASDAQ Stock Market on April 3, 2024.

(3)

Consists of 23,428 shares of Common Stock that were automatically added to the shares authorized for issuance under the 2022 Plan on January 1, 2023 and 23,425 shares of Common Stock that were automatically added to the shares authorized for issuance under the 2022 Plan on January 1, 2024, pursuant to an “evergreen” provision contained in the 2022 Plan. Pursuant to such “evergreen” provision contained in the 2022 Plan, on January 1 of each year from 2023 until (and including) 2032, the number of shares authorized for issuance under the 2022 Plan is automatically increased by a number equal to the amount equal to the least of (1) 2% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, or (2) a number of shares determined by the Registrant’s Board of Directors.

(4)	The Registrant does not have any fee offsets.